Exhibit 99.1

Jounce Therapeutics Reports First Quarter 2022 Financial Results

- Two combination cohorts met initial response criteria for continued expansion in INNATE trial of JTX-8064; on track to present data on at least 60 Phase 2 patients across multiple cohorts in 2H2022 -

- Target enrollment achieved in SELECT trial of vopratelimab in combination with pimivalimab; data expected in 2H2022 -

- Ended the quarter with $186.4 million in cash, cash equivalents and investments -

- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., May 5, 2022 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers, today reported financial results for the first quarter ended March 31, 2022 and provided a corporate update.

“Jounce made significant progress this quarter as we focused on the continued advancement of our two proof of concept studies, INNATE and SELECT, in addition to advancing candidates from our discovery engine, such as JTX-1484, our LILRB4 (or ILT3) inhibitor. With our cash runway extending beyond our key inflection points, we are poised for an important second half of this year,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “I’m very pleased to share that we recently met the prespecified response criteria in two combination cohorts to continue the Phase 2 expansion in the INNATE trial, and, in our SELECT trial, we have achieved target enrollment. These achievements represent significant progress in building our pipeline of diverse immunotherapy candidates. We continue to focus on our mission of delivering meaningful and long-lasting benefit to cancer patients through the discovery and pursuit of therapies that target new mechanisms of immune suppression across different types of immune cells, and bringing the right immunotherapies to the right patients.”

Pipeline Update & Highlights:
JTX-8064 (LILRB2/ILT4)
•Expanded two of seven combination cohorts in INNATE Phase 2 trial. Jounce is evaluating JTX-8064 in the ongoing Phase 2 portion of the INNATE clinical trial, which is comprised of indication specific expansion cohorts, including one monotherapy cohort and seven combination therapy cohorts. Each cohort is a Simon 2-stage design, in which we enroll 10 patients, wait for initial response data, and then further expand to a total of 29 patients if prespecified response criteria are met. Today, Jounce is announcing that the first two combination cohorts have met their response criteria for expansion within INNATE and are now continuing enrollment to 29 patients each. Jounce has seen an acceptable safety profile for both the monotherapy and combination therapy to date.

•On track to report preliminary clinical data in the second half of 2022. The INNATE clinical trial is studying three distinct patient populations across the 7 indications: (1) PD-1 inhibitor naïve patients with tumors for which there are approved PD-1 or PD-L1 inhibitors, (2) PD-(L)1 inhibitor naïve patients who have tumors for which there are no PD-1 or PD-L1 inhibitors approved and (3)

patients who were previously treated with a PD-1 inhibitor and are PD-1 inhibitor resistant. Jounce remains on track to report preliminary clinical data, including all 31 dose escalation patients and at least 60 Phase 2 patients from INNATE, in the second half of 2022.

Vopratelimab (ICOS) and Pimivalimab (PD-1)
•Patient screening finished in the Phase 2 SELECT trial of vopratelimab. Patient screening is complete with the target enrollment of at least 60 evaluable patients having been met in SELECT, a randomized Phase 2 trial evaluating vopratelimab in combination with pimivalimab versus pimivalimab alone in immunotherapy naïve, TISvopra biomarker-selected, second line non-small cell lung cancer (NSCLC) patients. Jounce is on track to report data from the SELECT trial in the second half of 2022, including additional single agent data for pimivalimab.

JTX-1484 (LILRB4/ILT3)
•JTX-1484 is the most recent product candidate to emerge from our Translational Science Platform. JTX-1484 is a monoclonal antibody designed to block human LILRB4 expressed on myeloid cells in the tumor microenvironment with the potential to reduce immune suppression and enhance T cell functionality. JTX-1484 is currently in IND-enabling activities, with the goal of filing an investigational new drug application (“IND”) in 2023.

Discovery Pipeline
•Productive discovery engine with the goal of an IND every 12 to 18 months: Jounce continues to invest in and advance its growing immuno-oncology pipeline. Its discovery engine is built upon the capability to thoroughly interrogate different cell types in the tumor microenvironment, including T cells and myeloid cells. This approach has resulted in four clinical stage programs, with a fifth in IND enabling studies, over the last 6 years.

First Quarter 2022 Financial Results:
•Cash position: As of March 31, 2022, cash, cash equivalents and investments decreased to $186.4 million, compared to $220.2 million as of December 31, 2021. The decrease was due to operating expenses incurred during the period.
•License and collaboration revenue: Jounce did not recognize any revenue during the first quarter of 2022. License and collaboration revenue of $1.5 million was recognized during the first quarter of 2021 and was comprised solely of non-cash revenue related to the performance of research and transition services under the Gilead License Agreement.
•Research and development expenses: Research and development expenses were $30.1 million for the first quarter of 2022, compared to $20.5 million for the same period in 2021. The increase in research and development expenses was primarily due to increased manufacturing activities performed for Jounce’s development programs, increased clinical and regulatory costs for INNATE, and increased payroll and stock-based compensation expense.
•General and administrative expenses: General and administrative expenses were $7.3 million for the first quarter of 2022, compared to $7.6 million for the same period in 2021. The decrease in general and administrative expenses was primarily due to decreased external consulting and stock-based compensation expense.
•Net loss: Net loss was $37.4 million for the first quarter of 2022, resulting in basic and diluted net loss per share of $0.72. Net loss was $26.5 million for the same period in 2021, resulting in a basic and diluted net loss per share of $0.58. The increase in net loss was primarily attributable to increased operating expenses incurred during the first quarter of 2022.

Financial Guidance:
Based on its current operating and development plans, Jounce reiterates its financial guidance for 2022. Gross cash burn on operating expenses and capital expenditures for the full year 2022 is expected to be approximately $115.0 million to $130.0 million. Given the strength of its balance sheet, Jounce expects its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements through the third quarter of 2023.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 9072989. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of Jounce's website at www.jouncetx.com. The webcast will be archived and made available for replay on Jounce’s website approximately two hours after the call and will be available for 30 days.

About Jounce Therapeutics:

Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. Jounce’s highest priority program, JTX-8064, is a LILRB2 (ILT4) receptor antagonist shown to reprogram immune-suppressive tumor associated macrophages to an anti-tumor state in preclinical studies. JTX-8064 is currently being investigated alone and in combination with pimivalimab (formerly JTX-4014), Jounce’s internal PD-1 inhibitor, in one monotherapy and seven indication-specific combination therapy cohorts in the Phase 1/2 INNATE trial and is currently enrolling patients with advanced solid tumors in the Phase 2 portion of the study. Jounce’s most advanced product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS, and is currently being studied in the SELECT Phase 2 trial. Pimivalimab is a PD-1 inhibitor intended for combination use in the INNATE and SELECT trials and with Jounce’s broader pipeline. Additionally, Jounce exclusively licensed worldwide rights to GS-1811 (formerly JTX-1811), a monoclonal antibody targeting CCR8 and designed to selectively deplete T regulatory cells in the tumor microenvironment, to Gilead Sciences, Inc. For more information, please visit www.jouncetx.com.

Cautionary Note Regarding Forward-Looking Statements:

Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding financial guidance, gross cash burn, operating expenses, capital expenditures and funding requirements; the timing, initiation or expansion, progress, results of and release of data for clinical trials of Jounce’s product candidates, including JTX-8064, vopratelimab and pimivalimab; the timing of an IND filing for JTX-1484 may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as, “expect,” “goal,” “intend,” “on track,” or similar terms, variations of such terms or the negative of those terms. Although Jounce believes that the expectations reflected in the forward-looking statements are reasonable, Jounce cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; risks that the COVID-19 pandemic may disrupt Jounce’s business and/or the global healthcare system more severely than anticipated, which may have the effect of delaying enrollment and completion of Jounce’s ongoing clinical trials, or delaying timelines or data disclosures and regulatory submissions for its product candidates; risks that invasion of Ukraine and political unrest in the surrounding region may disrupt clinical trial activities, which may adversely affect the completion of Jounce’s ongoing clinical trials, or delay timelines or data disclosures; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; Jounce’s ability to successfully manage its clinical trials; the development plans of its product candidates and any companion or complementary diagnostics; management of Jounce’s supply chain for the delivery of drug product and materials for use in clinical trials and research and development activities; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses and capital expenditures; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and Jounce undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenue:
License and collaboration revenue—related party	$—	$1,539
Operating expenses:
Research and development	30,115	20,507
General and administrative	7,347	7,615
Total operating expenses	37,462	28,122
Operating loss	(37,462)	(26,583)
Other income, net	96	49
Loss before provision for income taxes	(37,366)	(26,534)
Provision for income taxes	1	1
Net loss	$(37,367)	$(26,535)
Net loss per share, basic and diluted	$(0.72)	$(0.58)
Weighted-average common shares outstanding, basic and diluted	51,638	45,962

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	March 31,	December 31,
	2022	2021
Cash, cash equivalents and investments	$186,395	$220,223
Working capital	$148,134	$171,929
Total assets	$214,671	$252,696
Total stockholders’ equity	$188,963	$223,805

Investor and Media Contacts:
Eric Laub
Jounce Therapeutics, Inc.
+1-857-259-3853
elaub@jouncetx.com